UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 28, 2011

CROCS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

6328 Monarch Park Place Niwot, Colorado	80503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Approval of the Amendment and Restatement of the 2007 Equity Incentive Plan

On June 28, 2011, at the annual meeting of stockholders (the “Annual Meeting”) of Crocs, Inc. (the “Company”), the Company’s stockholders approved an amendment and restatement of the Crocs, Inc. 2007 Equity Incentive Plan (the “Plan”) to, among other things, (i) increase the number of shares available for issuance pursuant to awards under the Plan by 6,300,000 shares, (ii) extend the term of the Plan to June 28, 2021 and (iii) re-approve the material terms of performance goals for performance-based awards under the Plan.  The amendment and restatement of the Plan became effective immediately upon stockholder approval at the Annual Meeting.

The summary of the Plan included herein is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Resignation of Richard L. Sharp as Chairman of the Board and Director

On June 29, 2011, Richard L. Sharp resigned as Chairman of the Board of Directors of the Company (the “Board”) and as a director of the Company.  Mr. Sharp is not resigning because of a disagreement with the Company on any matter relating to its operations, policies or practices.

Appointment of Thomas J Smach as Chairman of the Board

On June 29, 2011, Thomas J. Smach was appointed by the Board to serve as Chairman of the Board.

Appointment of Doreen Wright as a Director

On June 29, 2011, Doreen A. Wright was appointed to serve as a director of the Company.  Ms. Wright will serve on the Board’s Compensation Committee as chairperson.

Ms. Wright, age 54, currently retired, served as Senior Vice President and Chief Information Officer of Campbell Soup Company from 2001 to 2008. From 1999 to 2001, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc. Ms. Wright currently serves on the Board of Directors of Dean Foods Company, a leading food and beverage company, and Citadel Broadcasting Corporation, the largest pure play radio company in the United States. In addition, Ms. Wright served on the Board of Directors of The Oriental Trading Company from 2008 to 2011, an internet retailer and the nation’s largest direct marketer of party supplies and arts and crafts; Yankee Candle Company from 2003 to 2007, a designer, manufacturer, wholesaler and retailer of premium scented candles; and Conseco, Inc. from 2007 to 2010, a provider of supplemental health insurance, life insurance and annuities.

As compensation for her service on the Board, Ms. Wright will receive the Company’s standard compensation for non-employee directors.  There are no understandings or arrangements between Ms. Wright and any other person pursuant to which she was selected as a director.

Item 5.07.                                          Submission of Matters to a Vote of Security Holders.

The Annual Meeting of the Company was held on June 28, 2011 in Boulder, Colorado.  The results of the matters submitted to a vote of the stockholders at the meeting were as follows:

(a)   The nominees for election as Class III directors to serve until the annual meeting of stockholders to be held in 2014 and thereafter until their successors are duly elected and qualified, were elected based upon the following votes:

Name of Nominee	Votes For	Votes Withheld	Broker Non-Votes
Thomas J. Smach	62,313,783	1,210,916	14,864,802
John P. McCarvel	62,327,101	1,197,598	14,864,802

(b)   The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2011 was approved based on the following votes:

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
78,122,792	204,133	62,576	—

(c)   The proposal to approve the amendment and restatement of the Company’s 2007 Equity Incentive Plan was approved based on the following votes:

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
50,394,321	12,502,019	628,359	14,864,802

(d)   The proposal regarding the advisory vote on the compensation of the Company’s named executive officers was approved based on the following votes:

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
62,801,313	677,574	45,812	14,864,802

(e)   With respect to the proposal regarding the advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers, the stockholders voted in favor of holding future advisory votes every year based on the following votes:

One Year	Two Years	Three Years	Votes Abstaining	Broker Non-Votes
20,381,824	235,606	42,857,760	49,509	14,864,802

The Board reviewed the voting results and, in response to the vote by the stockholders, approved holding future advisory votes on the compensation of the Company’s named executive officers every year until the next required stockholder advisory vote on the frequency of this item.

Item 9.01.                                          Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Crocs, Inc. 2007 Equity Incentive Plan (As Amended and Restated)
10.2	Form of Restricted Stock Unit Agreement under the Crocs, Inc. 2007 Equity Incentive Plan (As Amended and Restated)
99.1	Press release dated June 29, 2011 regarding changes to the board of directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: July 1, 2011	By:	/s/ Jeffrey Lasher
Jeffrey Lasher
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Crocs, Inc. 2007 Equity Incentive Plan (As Amended and Restated)
10.2	Form of Restricted Stock Unit Agreement under the Crocs, Inc. 2007 Equity Incentive Plan (As Amended and Restated)
99.1	Press release dated June 29, 2011 regarding changes to the board of directors